CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Putnam Global Natural Resources Fund:

We consent to the use of our report dated October 7, 2016 to the Putnam Global Natural Resources Fund, included herein, and to the references to our firm under the captions “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

December 23, 2016